Calumet Specialty Products Partners, L.P. Reports Fourth Quarter 2010 Results

INDIANAPOLIS, Feb. 16, 2011 /PRNewswire/ -- Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT) (the "Partnership," "Calumet," "we," "our" or "us") reported net income for the quarter ended December 31, 2010 of $9.5 million compared to $8.2 million for the same quarter in 2009. For the year ended December 31, 2010, Calumet reported net income of $16.7 million compared to $61.8 million in 2009. These results include noncash unrealized derivative losses of $15.8 million and gains of $23.7 million for the years ended December 31, 2010 and 2009, respectively. Calumet reported net cash provided by operating activities of $134.1 million for the year ended December 31, 2010 as compared to $100.9 million in 2009.

Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA (as defined by the Partnership's credit agreements) were $34.1 million and $40.8 million, respectively, for the quarter ended December 31, 2010 as compared to $32.2 million and $26.8 million, respectively, for the same quarter in 2009. Distributable Cash Flow (as defined below) for the quarter ended December 31, 2010 was $31.5 million compared to $18.4 million for the same quarter in 2009. The increase in Adjusted EBITDA quarter over quarter was due primarily to higher gross profit, discussed below, partially offset by decreased realized gains on derivatives and increased transportation expense. (See the section of this press release titled "Non-GAAP Financial Measures" and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles ("non-GAAP") financial measures, definitions of these measures and reconciliations of such measures to the comparable GAAP measures.)

"We are very pleased with our results for the fourth quarter. Our specialty products production levels and gross profit significantly improved in the third and fourth quarters of 2010, with our specialty products production reaching the highest point in our history for any fourth quarter. We continue to focus on increased run rates to meet higher demand for our specialty products and to benefit from current fuel products crack spreads," said Bill Grube, Calumet's Chief Executive Officer and Vice Chairman of the Board. "As a result of these improvements and our outlook, we raised our quarterly distribution to $0.47 per unit for the fourth quarter of 2010, a $0.01 per unit increase over the prior quarter," said Grube.

The $1.3 million improvement in net income quarter over quarter was due primarily to an increase of $20.7 million in gross profit, partially offset by decreased realized derivative gains of $4.7 million and higher transportation expense of $3.8 million due to increased sales volume. These results were also impacted by an increase in noncash unrealized derivative losses of $8.1 million, which may or may not be realized in the future as the derivatives are settled.

Gross profit by segment is as follows for the three months and year ended December 31, 2010 and 2009:

(In thousands, except per barrel data)
	Three Months Ended December 31,		Year Ended December 31,

	2010	2009	2010	2009
(In thousands, except per barrel data)

Specialty products	$ 56,710	$ 27,497	$ 187,416	$ 141,577
Fuel products	(1,362)	7,111	11,333	31,525
Total gross profit (1)	$ 55,348	$ 34,608	$ 198,749	$ 173,102

Specialty products gross profit per barrel	$ 19.75	$ 11.52	$ 17.41	$ 15.11
Fuel products gross profit per barrel	$ (0.55)	$ 2.53	$ 1.19	$ 2.75

(1) We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.

The increase of $29.2 million in specialty products segment gross profit quarter over quarter was due primarily to an increase of 19.4% in the average selling price per barrel, while the average cost of crude oil per barrel increased by only 13.7%. Also, specialty products sales volume increased 20.3%, due primarily to improvements in overall specialty products demand under improved economic conditions and from the addition of sales volumes under our specialty products agreements with Houston Refining LP, a wholly owned subsidiary of LyondellBasell ("Houston Refining"), which we entered into during the fourth quarter of 2009 (the "LyondellBasell Agreements").

The decrease of $8.5 million in fuel products segment gross profit quarter over quarter was due primarily to a 12.0% decrease in fuel products sales volume as a result of lower overall throughput rates at our Shreveport refinery due to the scheduled turnaround of various fuels processing units during the fourth quarter of 2010 as well as a net $10.3 million decrease in derivative gains on our fuel products crack spread cash flow hedges. Partially offsetting this decrease was a slight improvement in crack spreads as the average selling price per barrel of our fuel products increased by 17.5%, driven by market conditions, while the average cost of crude oil per barrel increased by 14.1%.

Quarterly Distribution

On January 14, 2011, the Partnership declared a quarterly cash distribution of $0.47 per unit for the quarter ended December 31, 2010 on all outstanding units. The distribution was paid on February 14, 2011 to unitholders of record as of the close of business on February 4, 2011. This distribution represents an increase of $0.01 per unit from the third quarter of 2010.

Conversion of Subordinated Units

On February 14, 2011, we satisfied the last of the earnings and distribution tests contained in our partnership agreement for the conversion of all 13,066,000 outstanding subordinated units into common units on a one-for-one basis. The last of these requirements was met upon payment of the quarterly distribution on February 14, 2011. On February 16, 2011, all of the subordinated units converted to common units.

Operations Summary

The following table sets forth unaudited information about our combined operations. Facility production volume differs from sales volume due to changes in inventory.

	Three Months Ended December 31,		Year Ended December 31,

	2010	2009	2010	2009
Sales volume (bpd):
Specialty products	31,217	25,939	29,496	25,671
Fuel products	26,847	30,517	26,172	31,415
Total (1)	58,064	56,456	55,668	57,086

Total feedstock runs (bpd) (2)	56,500	57,148	55,957	60,081
Facility production (bpd): (3)
Specialty products:
Lubricating oils	14,966	12,279	13,697	11,681
Solvents	9,666	7,397	9,347	7,749
Waxes	1,408	952	1,220	1,049
Fuels	1,132	979	1,050	853
Asphalt and other by-products	7,673	7,219	6,907	7,574
Total	34,845	28,826	32,221	28,906
Fuel products:
Gasoline	8,991	10,043	8,754	9,892
Diesel	11,417	13,194	10,800	12,796
Jet fuel	4,110	5,299	5,004	6,709
By-products	379	370	535	489
Total	24,897	28,906	25,093	29,886
Total facility production (3)	59,742	59,742	57,314	58,792

(1) Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.

(2) Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The decrease in feedstock runs quarter over quarter is due primarily to lower overall throughput rates at our Shreveport refinery due to the scheduled turnaround of various fuels processing units during the fourth quarter of 2010, partially offset by higher throughput rates at our Princeton and Cotton Valley refineries and the addition of volumes under the LyondellBasell Agreements.

The decrease in feedstock runs in 2010 compared to 2009 is due primarily to our decision to reduce crude oil run rates at our Shreveport refinery during the entire first quarter of 2010 because of the poor economics of running additional barrels, the failure of an environmental operating unit during the first quarter of 2010 and scheduled turnarounds completed in the second and fourth quarters related to various operating units at our Shreveport refinery. These decreases were partially offset by higher year-long throughput rates at our Cotton Valley refinery and the addition of volumes under the LyondellBasell Agreements.

(3) Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements, including the LyondellBasell Agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss.

The increase in the production of specialty products for the fourth quarter of 2010 compared to the same period in 2009 is primarily the result of the addition of volumes under the LyondellBasell Agreements and increased production at our Princeton and Cotton Valley refineries. The reduction in production of fuel products quarter over quarter was due primarily to lower overall throughput rates at our Shreveport refinery, as discussed above in footnote 2 of this table.

The increase in the production of specialty products in 2010 compared to 2009 is primarily the result of the addition of volumes under the LyondellBasell Agreements and higher throughput rates at our Cotton Valley refinery. The reduction in production of fuel products in 2010 is due primarily to reduced feedstock runs at our Shreveport refinery as discussed above in footnote 2 of this table.

Credit Agreement Covenant Compliance

Compliance with the financial covenants under Calumet's credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters. As of December 31, 2010, Calumet continued to be in compliance with all financial covenants under its credit agreements.

While assurances cannot be made regarding our future compliance with these financial covenants and subject to the inherent uncertainty of the crude oil pricing environment and general economic conditions, Calumet believes that it will continue to maintain compliance with such financial covenants.

Revolving Credit Facility Capacity

On December 31, 2010, Calumet had availability under its revolving credit facility of $145.5 million, based on a $247.0 million borrowing base, $90.7 million in outstanding standby letters of credit, and outstanding borrowings of $10.8 million. Calumet believes that it will have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures. However, Calumet is subject to business and operational risks that could materially adversely affect its cash flows. A material decrease in Calumet's cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on Calumet's borrowing capacity under its revolving credit facility and potentially its ability to comply with the covenants under its credit facilities. Substantial declines in crude oil prices, if sustained, may materially diminish Calumet's borrowing base, which is based in part on the value of Calumet's crude oil inventory, which could result in a material reduction in Calumet's borrowing capacity under its revolving credit facility. A significant increase in crude oil prices, if sustained, would likely result in increased working capital funded by borrowings under its revolving credit facility.

About the Partnership

The Partnership is a Delaware limited partnership formed on September 27, 2005 and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products. The Partnership also has contractual arrangements with Houston Refining and other third parties which provide additional volumes of finished products for its specialty products segment.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, February 16, 2011, to discuss the financial and operational results for the fourth quarter of 2010. Anyone interested in listening to the presentation may call 866-783-2137 and enter passcode 53261725. For international callers, the dial-in number is 857-350-1596 and the passcode is 53261725.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 68811364. International callers can access the replay by calling 617-801-6888 and entering passcode 68811364. The replay will be available beginning Wednesday, February 16, 2011, at approximately 4:00 p.m. until Wednesday, March 2, 2011.

The information contained in this press release is available on the Partnership's website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute "forward-looking statements". The words "believe," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of the Partnership's hedging and other risk management activities; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the Partnership's access to capital to fund expansions, acquisitions and its working capital needs and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets,  businesses or third-party product supply and processing relationships; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; and general economic, market or business conditions. Other factors that could cause our actual results to differ from our projected results are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide quarterly and annual reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and an annual reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and meet minimum quarterly distributions;

  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to our analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA as net income plus interest expense (including debt issuance and extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition, Adjusted EBITDA means, for any period: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for hedging activities; and (d) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.

We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and consolidated interest coverage tests thereunder.

We define Distributable Cash Flow as Adjusted EBITDA less replacement capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense. Distributable Cash Flow is used by us and our investors to analyze our ability to pay distributions.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited

Sales	$ 596,210	$ 495,865	$ 2,190,752	$ 1,846,600
Cost of sales	540,862	461,257	1,992,003	1,673,498
Gross profit	55,348	34,608	198,749	173,102
Operating costs and expenses:
Selling, general and administrative	12,330	8,873	35,224	32,570
Transportation	22,011	18,205	85,471	67,967
Taxes other than income taxes	1,170	683	4,601	3,839
Other	590	479	1,963	1,366
Operating income	19,247	6,368	71,490	67,360
Other income (expense):
Interest expense	(7,992)	(8,239)	(30,497)	(33,573)
Realized gain (loss) on derivative instruments	443	5,129	(7,704)	8,342
Unrealized gain (loss) on derivative instruments	(2,008)	6,064	(15,843)	23,736
Other	23	(1,074)	(147)	(3,929)
Total other income (expense)	(9,534)	1,880	(54,191)	(5,424)
Income before income taxes	9,713	8,248	17,299	61,936
Income tax expense	259	81	598	151
Net income	$ 9,454	$ 8,167	$ 16,701	$ 61,785

Allocation of net income:
Net income	$ 9,454	$ 8,167	$ 16,701	$ 61,785
Less:
General partner's interest in net income	189	163	334	1,236
Net income available to limited partners	$ 9,265	$ 8,004	$ 16,367	$ 60,549
Weighted average limited partner units outstanding – basic	35,342	32,786	35,335	32,372
Weighted average limited partner units outstanding – diluted	35,361	32,786	35,351	32,372
Common and subordinated unitholders' basic and diluted net income per unit	$ 0.26	$ 0.24	$ 0.46	$ 1.87
Cash distributions declared per common and subordinated unit	$ 0.47	$ 0.455	$ 1.84	$ 1.81

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	December 31, 2010	December 31, 2009
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$ 37	$ 49
Accounts receivable, net	157,961	122,768
Inventories	147,110	137,250
Derivative assets	—	30,904
Prepaid expenses and other current assets	4,003	8,672
Total current assets	309,111	299,643
Property, plant and equipment, net	612,433	629,275
Goodwill	48,335	48,335
Other intangible assets, net	29,666	38,093
Other noncurrent assets, net	17,127	16,510
Total assets	$ 1,016,672	$ 1,031,856
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$ 174,715	$ 109,976
Other current liabilities	31,338	20,165
Current portion of long-term debt	4,844	5,009
Derivative liabilities	32,814	4,766
Total current liabilities	243,711	139,916
Pension and postretirement benefit obligations	9,168	9,433
Other long-term liabilities	1,083	1,111
Long-term debt, less current portion	364,431	396,049
Total liabilities	618,393	546,509
Partners' capital:
Partners' capital	425,898	472,703
Accumulated other comprehensive income (loss)	(27,619)	12,644
Total partners' capital	398,279	485,347
Total liabilities and partners' capital	$ 1,016,672	$ 1,031,856

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Year Ended December 31,
	2010	2009
	Unaudited
Operating activities
Net income	$ 16,701	$ 61,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,151	65,407
Amortization of turnaround costs	10,006	7,256
Provision for doubtful accounts	74	(916)
Unrealized (gain) loss on derivative instruments	15,843	(23,736)
Other non-cash activities	1,343	5,896
Changes in assets and liabilities:
Accounts receivable	(35,267)	(12,296)
Inventories	(9,860)	(18,726)
Prepaid expenses and other current assets	4,669	(2,848)
Derivative activity	2,990	8,531
Other assets	(12,690)	(6,889)
Accounts payable	64,739	15,951
Other liabilities	11,853	206
Pension and postretirement benefit obligations	(409)	1,233
Net cash provided by operating activities	134,143	100,854
Investing activities
Additions to property, plant and equipment	(35,001)	(23,521)
Proceeds from disposal of property, plant and equipment	242	807
Net cash used in investing activities	(34,759)	(22,714)
Financing activities
Repayments of borrowings – revolving credit facility	(29,068)	(62,639)
Repayment of borrowings – term loan credit facility	(3,850)	(3,850)
Payments on capital lease obligation	(1,302)	(1,542)
Proceeds from public offerings, net	793	51,225
Contribution from Calumet GP, LLC	18	1,102
Change in bank overdraft	—	(3,013)
Common units repurchased for vested phantom unit grants	(248)	(164)
Distributions to partners	(65,739)	(59,258)
Net cash used in financing activities	(99,396)	(78,139)
Net increase in cash and cash equivalents	(12)	1
Cash and cash equivalents at beginning of period	49	48
Cash and cash equivalents at end of period	$ 37	$ 49
Supplemental disclosure of cash flow information
Interest paid	$ 26,389	$ 30,343
Income taxes paid	$ 188	$ 161
Supplemental disclosure of noncash financing and investing activities
Equipment acquired under capital lease	$ —	$ 1,659

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, ANDDISTRIBUTABLE CASH FLOW (In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Reconciliation ofNet Income toEBITDA, AdjustedEBITDA andDistributable Cash Flow:
Net income	$ 9,454	$ 8,167	$ 16,701	$ 61,785
Add:
Interest expense	7,992	8,239	30,497	33,573
Depreciation and amortization	16,424	15,707	61,248	62,103
Income tax expense	259	81	598	151
EBITDA	$ 34,129	$ 32,194	$ 109,044	$ 157,612
Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$ 4,150	$ (4,027)	$ 18,833	$ (14,458)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	2,525	(1,408)	2,492	2,863
Adjusted EBITDA	$ 40,804	$ 26,759	$ 130,369	$ 146,017
Less:
Replacement capital expenditures (1)	(2,252)	(1,048)	(24,342)	(13,787)
Cash interest expense (2)	(6,754)	(7,219)	(26,389)	(30,343)
Income tax expense	(259)	(81)	(598)	(151)
Distributable Cash Flow	$ 31,539	$ 18,411	$ 79,040	$ 101,736

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs.

(2) Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATINGACTIVITIES (In thousands)
	Year Ended December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Distributable Cash Flow	$ 79,040	$ 101,736
Less:
Replacement capital expenditures (1)	24,342	13,787
Cash interest expense (2)	26,389	30,343
Income tax expense	598	151
Adjusted EBITDA	$ 130,369	$ 146,017
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	$(18,833)	$ 14,458
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(2,492)	(2,863)
EBITDA	$ 109,044	$ 157,612
Add:
Interest expense, net of amortization	(26,633)	(29,902)
Unrealized (gain) loss on derivative instruments	15,843	(23,736)
Income tax expense	(598)	(151)
Provision for doubtful accounts	74	(916)
Changes in assets and liabilities:
Accounts receivable	(35,267)	(12,296)
Inventory	(9,860)	(18,726)
Other current assets	4,669	(2,848)
Derivative activity	2,990	8,531
Accounts payable	64,739	15,951
Other liabilities	11,853	(905)
Other, including changes in noncurrent assets and liabilities	(2,711)	8,240
Net cash provided by operating activities	$ 134,143	$ 100,854

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs.

(2) Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

EXISTING COMMODITY DERIVATIVE INSTRUMENTS

December 31, 2010

Fuel Products Segment

The following tables provide information about our derivative instruments related to our fuel products segment as of December 31, 2010, all of which are designated as hedges:

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Swap ($/Bbl)
First Quarter 2011	1,215,000	13,500	$ 75.32
Second Quarter 2011	1,729,000	19,000	76.62
Third Quarter 2011	1,610,000	17,500	77.38
Fourth Quarter 2011	1,334,000	14,500	77.71
Calendar Year 2012	5,535,000	15,123	86.30
Totals	11,423,000
Average price			$ 81.41

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
First Quarter 2011	630,000	7,000	$ 89.57
Second Quarter 2011	637,000	7,000	89.57
Third Quarter 2011	552,000	6,000	91.74
Fourth Quarter 2011	552,000	6,000	91.74
Calendar Year 2012	1,560,000	4,262	99.27
Totals	3,931,000
Average price			$ 94.03

Jet Fuel Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
First Quarter 2011	405,000	4,500	$ 86.12
Second Quarter 2011	819,000	9,000	$ 86.12
Third Quarter 2011	920,000	10,000	89.86
Fourth Quarter 2011	644,000	7,000	89.21
Calendar Year 2012	3,838,500	10,488	99.78
Totals	6,626,500
Average price			$ 95.28

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
First Quarter 2011	180,000	2,000	$ 81.84
Second Quarter 2011	273,000	3,000	82.66
Third Quarter 2011	138,000	1,500	85.50
Fourth Quarter 2011	138,000	1,500	85.50
Calendar Year 2012	136,500	373	89.04
Totals	865,500
Average price			$ 84.40

The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.
Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2011	1,215,000	13,500	$ 11.96
Second Quarter 2011	1,729,000	19,000	11.87
Third Quarter 2011	1,610,000	17,500	12.75
Fourth Quarter 2011	1,334,000	14,500	12.16
Calendar Year 2012	5,535,000	15,123	13.07
Totals	11,423,000
Average price			$ 12.62

At December 31, 2010, the Partnership had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.
Jet Fuel Put Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
First Quarter 2011	630,000	7,000	$ 4.00	$ 6.00
Fourth Quarter 2011	184,000	2,000	4.75	7.00
Totals	814,000
Average price			$ 4.17	$ 6.23

Specialty Products Segment The following table provides information about our derivatives related to our specialty products segment as of December 31, 2010, none of which are designated as hedges:
Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Swap($/Bbl)
February 2011	33,600	1,200	$ 83.10
March 2011	37,200	1,200	83.55
Totals	70,800
Average price			$ 83.34

CONTACT: Jennifer Straumins, Investor Relations of Calumet Specialty Products Partners, L.P., +1-317-328-5660